Exhibit 22


WILTEK, INC.

Subsidiary
----------

                                       Jurisdiction of
              Name                      Incorporation
              ----                     ---------------
    Wiltek (U.K.) Ltd.       United Kingdom

The corporation listed is a direct subsidiary of Wiltek, which owns 100% of the voting securities. The subsidiary is included in the consolidated financial statements.